Exhibit 99.1

NASDAQ:ARTW                  CONTACT: Carrie Majeski (712) 864-3131

        ART'S-WAY SECOND QUARTER AND 6 MONTHS RESULTS

ARMSTRONG, IOWA - Art's-Way Manufacturing Co., Inc. today (July 13,
2007) released the following results for the fiscal quarter and six months ended May 31, 2007.

Highlights:
     " Year to date net sales increased $2,560,000 compared to
       the same period a year ago.
     " Year to date gross profit increased $518,000 compared to the same period a year ago.

               (All figures in thousands of dollars except per share amounts)

                                                     Quarter Ended
                                             May 31, 2007    May 31, 2006

Net Sales . . . . . . . . . . . . . . .	       $ 5,699         $ 4,112
Gross Profit  . . . . . . . . . . . . .          1,685           1,289
Income from Operations . . . . . . . .             738             310
Interest and Other Expense. . . . . .              (99)             75
Income before Income Taxes . . . . . .             837             235
Income Tax Expense (Benefit). . . . . .            279              82
Net Income . . . . . . . . . . . . . .             558             153
Basic Income Per Share (a). . . . . . .	         $ .28           $ .08
Diluted Income Per Share (b) . . . . .             .28             .08

                                                     Six Months Ended
                                             May 31, 2007    May 31, 2006

Net Sales . . . . . . . . . . . . . . .	      $ 10,974         $ 8,414
Gross Profit. . . . . . . . . . . . . .	         3,183           2,665
Income from Operations . . . . . . . . .         1,245             801
Interest and Other Expense . . . . . . .          (176)            141
Income before Income Taxes . . . . . . .         1,421             660
Income Tax Expense (Benefit) . . . . . .           483             235
Net Income . . . . . . . . . . . . . . .           938             425
Basic Income Per Share (a) . . . . . . .         $ .47           $ .22
Diluted Income Per Share (b) . . . . . .           .47             .21

(a) Basic income per share based on the weighted average number of shares outstanding 1,978,176 and 1,972,796 for the quarter; and 1,978,176 and 1,968,451 for the six months ended May 2007 and 2006, respectively.
(b) Diluted income per share based on the weighted average number of shares outstanding 1,983,182 and 1,979,570 for the quarter; and 1,982,614 and 1,977,619 for the six months ended May 2006 and 2005, respectively.

Our consolidated net sales for the six months ended were $10,974,000, representing a 30% increase compared to the same period one year ago. A majority of this increase was due to the inclusion of Art's-Way Scientific, Inc., net sales of $2,346,000, for the six months just ended. Art's-Way Scientific, Inc. was acquired in August of 2006 and therefore was not included in last year's six months results. Art's-Way Manufacturing had revenues totaling $6,374,000 for the six months, compared to $6,929,000 for the same period in 2006. This decrease was due primarily to a reduction in sales of blowers to our OEM dealers. Art's-Way Vessels had revenues totaling $2,254,000 for the six months ended, compared to $1,485,000 for the same period in 2006. Art's-Way Vessels has succeeded in increasing sales since our acquisition by improving on time delivery of our quality product to new and existing customers.

Consolidated gross profit increased during the quarter to 30%
compared to 28% in the first quarter. Year to date gross profit is 29% compared to 32% in 2006. When we purchased Art's-Way Scientific we also purchased their backlog and had to honor pricing from the prior owners. Art's-Way Scientific's gross profit was 20% for the first quarter of 2007. Year to date, their gross profit has now increased to 28%. Art's-Way Manufacturing's gross profit was 28% while Art's-Way Vessel's was 34% year to date.

Operating expenses for the quarter decreased $32,000 compared to 2006. As a percent of sales, operating expenses decreased by seven percentage points 17% in 2007 compared to 24% in 2006. Year to date operating expenses are 18% compared to 22% in 2006. Art's-Way Manufacturing's year to date operating expense as a percentage of sales was 22%, Art's-Way Vessel 11% and Art's-Way Scientific was 14%.

Interest expense year to date remains consistent. Other income increased by $312,000 in 2007 compared to 2006 as a result of our accounting for the fire and insurance recoveries in Monona, Iowa.

As previously disclosed on January 16th, 2007, one of our buildings in Monona, Iowa, was completely destroyed by fire. The building housed the production and offices for Art's-Way Scientific. The 36,000 square foot building was a stick built structure with steel siding. We were insured for the loss of the building, its contents as well as the disruption in business. We are currently working with our insurance company to settle the claim. At this time we have received $500,000 towards the claim and we have booked a receivable for the estimated loss of the building of $983,000. We have incurred costs in excess of $900,000 related to the fire, including $334,000 in losses of fixed assets. We are currently working from one of our other buildings in Monona, Iowa. We have started construction on our replacement building. The new building will be located in Monona on the same site as the building that was destroyed. It is our intent to be in a new building by September 2007. We continue to manufacture buildings and have not lost any orders to date.

The order backlog as of May 31, 2007 is $12,105,000 compared to $5,790,000 one year ago. Art's-Way Manufacturing's order backlog as of May is $4,325,000 compared to $3,099,000 in 2006, Art's-Way Vessels backlog is $1,682,000 compared to $2,691,000 in 2006, and Art's-Way Scientific's backlog is $6,097,000.

Art's-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet, land maintenance equipment, finished mowing, crop shredding equipment, plows and seed planting equipment. Art's-Way also produces haylage machinery for original equipment manufacturers (OEM's). After market service parts are also an important part of the Company's business. We have two wholly owned subsidiaries, Art's-Way Vessels Inc. manufactures pressurized tanks and vessels and Art's-Way Scientific Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company's products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.